Exhibit 4.2

Matter:		FEI/SEI:	Issued to:
Type of Shares:	Ordinary
Certificate No.		Date of Record:
No. of shares		Transfer to cert#
Amount Paid		No. of shares
Par Value	US$ 0.00001	Transfer Date

Incorporated in the Cayman Islands

TRINA SOLAR LIMITED

This is to certify that

is/are the registered shareholders of:

No. of Shares	Type of Share		Par Value

	Ordinary	US$	0.00001

Date of Record	Certificate Number		% Paid

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith

Given under the Common Seal of the Company

Director	Director/Secretary